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As filed with the Securities and Exchange Commission on September 16, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

EPIQ SYSTEMS, INC.
(Exact Name of Registrant in Its Charter)

Missouri	48-1056429
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

501 Kansas Avenue
Kansas City, Kansas 66105-1309
(913) 621-9500
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Copy to:
ELIZABETH M. BRAHAM
Senior Vice President and Chief Financial Officer
501 Kansas Avenue
Kansas City, Kansas 66105-1309
(913) 621-9500
(Name, address, including zip code, and telephone number, including are code, of agent for service)	RICHARD M. WRIGHT, JR. Gilmore & Bell, P.C. 2405 Grand Boulevard Suite 1100 Kansas City, Missouri 64108 (816) 221-1000

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee

2004 Equity Incentive Plan Common Stock (par value $.01)	3,000,000 shares

Other Stock Awards Common Stock (par value $.01)	300,000 shares(2)

TOTAL Common Stock (par value $.01)	3,300,000 shares	$16.36	$53,988,000	$6,841

(1)
Pursuant to Rule 416(a), this registration statement also covers any additional shares of common stock issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction that occurs without the receipt of consideration and that increases the number of our outstanding shares of common stock.

(2)
Represents the option to purchase common stock granted to two of the Registrant's officers as inducements to enter into employment agreements.

(3)
Estimated for the purposes of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, and based on the average of the high and low prices of our common stock reported on the Nasdaq National Market on September 14, 2004.

EXPLANATORY NOTES

        This Registration Statement registers 3,000,000 shares of common stock of EPIQ Systems, Inc. (the "Company") that are available for issuance upon the exercise of stock options and other stock awards granted under the Company's 2004 Equity Incentive Plan (the "Plan"). The shareholders of the Company have approved the Plan. This Registration Statement also registers 200,000 shares that have been reserved for issuance to Mr. Jeffrey B. Baker, and 100,000 shares that have been reserved for issuance to Mr. Edward J. Nimmo upon the exercise of stock options granted to Mr. Baker and Mr. Nimmo, respectively, as inducements to enter into employment agreements in connection with the Company's acquisition of Poorman-Douglas Corporation, as described in the Company's Form 8-K dated February 13, 2004, as amended.

AS PERMITTED BY THE RULES OF THE SECURITIES AND EXCHANGE COMMISSION, THIS REGISTRATION STATEMENT OMITS THE INFORMATION SPECIFIED IN PART I OF FORM S-8.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

        The following documents, all of which have been previously filed by the Company with the Securities and Exchange Commission under the Securities Exchange Act of 1934, are incorporated by reference into this Registration Statement:

  1.
  The description of the Company's common stock contained in the Company's registration statement on Form 8-A.

  2.
  The Company's Annual Report on Form 10-K for the year ended December 31, 2003, except for Items 7 and 8 which have been updated by the Company's Current Report on Form 8-K, as filed with the SEC on June 21, 2004.

  3.
  The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2004.

  4.
  The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2004.

  5.
  The Company's Current Report on Form 8-K, as filed with the SEC on February 13, 2004.

  6.
  The Company's Current Report on Form 8-K/A, as filed with the SEC on April 13, 2004, which amends the Company's Current Report filed on February 13, 2004.

  7.
  The Company's Current Report on Form 8-K, as filed with the SEC on June 14, 2004.

  8.
  The Company's Current Report on Form 8-K, as filed with the SEC on June 21, 2004, which updates Items 7 and 8 of the Company's Annual Report on Form 10-K with respect to certain changes in the Company's segment reporting.

  9.
  The Company's Current Report on Form 8-K/A, as filed with the SEC on June 29, 2004, which amends the Company's Current Report filed on February 13, 2004.

  10.
  The Company's Current Report on Form 8-K, as filed with the SEC on July 1, 2004.

        All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment that indicates that all securities offered hereunder have been sold or that deregisters all of the securities offered then remaining unsold, are incorporated herein by reference and are a part hereof from the date of filing such documents.

Item 6.    Indemnification of Directors and Officers

        Pursuant to the Missouri General and Business Corporations Law, the Company's articles of incorporation eliminate the personal liability of its directors to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, provided that such provision does not eliminate or limit the liability of a director (a) for any breach of the director's duty of loyalty to the corporation or its shareholders, (b) for acts or omissions not in subjective good faith or which involve intentional misconduct or a knowing violation of law, (c) pursuant to section 351.345 of The General and Business Corporations Law of Missouri (which section creates personal liability for directors who approve the payment of impermissible dividends) or (d) for any transaction from which the director derived an improper personal benefit.

        Pursuant to the Missouri General and Business Corporations Law, the Company's bylaws provide that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the Company, by reason of the fact that he is or was a director, officer, employee or agent of the Company (or is or was serving at the request of the Company as a director, officer, trustee or in any other comparable position of another entity) against all liabilities and expenses, including, without limitation, attorneys' fees, judgments, fines and amounts paid in settlement (provided that such settlement and all amounts paid in connection therewith are approved in advance by the Company in accordance with the bylaws), ERISA excise taxes or penalties or other expenses actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; provided that the Company will not be required to indemnify or advance any expenses in connection with any action, suit or proceeding initiated by such person (including, without limitation, any cross-claim or counterclaim) to any such person unless the initiation of such action, suit or proceeding was authorized by the Board of Directors or as otherwise provided in the Company's bylaws.

        The Company's bylaws also provide that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the Company (or is or was serving at the request of the Company as a director, officer, trustee or in any other comparable position of another entity) against amounts paid in settlement thereof (provided that such settlement and all amounts paid in connection therewith are approved in advance by the Company in accordance with the bylaws) and all expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense of settlement of the action, suit or proceeding (including, without limitation, the investigation, defense, settlement or appeal of the action, suit or proceeding) if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company; provided that no indemnification shall be made in respect of any such claim, issue or matter as to which the person shall have been adjudged to be liable for negligence or misconduct in the performance of the person's duties to the Company except as otherwise set forth in the Company's bylaws.

        Any indemnification with regard to the foregoing, unless ordered by a court, shall be made by the Company only as authorized in the specific case upon a determination that indemnification of the person is proper in the circumstances because he has met the applicable standard of conduct set forth in the bylaws. The determination shall be made by a majority vote of a quorum of disinterested directors, of if such quorum is not attainable, or even if obtainable, at the direction of a quorum of disinterested directors, by independent legal counsel in a written opinion or by the shareholders.

        The Company's bylaws also provide that expenses incurred in defending a civil or criminal action, suit or proceeding shall be paid by the Company in advance of the final disposition of the action, suit or proceeding as authorized by the Board in the specific case upon receipt of an undertaking by or on behalf of the person to repay such amounts unless it shall be ultimately determined that he is entitled to be indemnified by the Company as authorized in the bylaws.

        The indemnification discussed in this section is not exclusive of any other rights the party seeking indemnification may have. The Company also maintains directors and officers liability insurance on its directors and executive officers.

Item 8.    Exhibits

        The exhibits listed in the accompanying Exhibit Index are filed or incorporated by reference as part of this Registration Statement.

Item 9.    Undertakings

A.   The Company hereby undertakes:

        (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (a)   To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (b)   To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (c)   To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement;

          Provided, however, That paragraphs (1)(a) and (1)(b) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

        (2)   that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.   The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the Company's bylaws, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission that indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against liabilities arising under the Securities Act of 1933 (other than the payment by us of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by that director, officer or controlling person in connection with the securities that the Company is registering, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether the indemnification by the Company is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of that issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kansas City, State of Kansas, on this 16th day of September, 2004.

EPIQ SYSTEMS, INC.
By:	/s/ TOM W. OLOFSON Tom W. Olofson Chairman and Chief Executive Officer

POWER OF ATTORNEY

        We, the undersigned officers and directors of EPIQ Systems, Inc., severally constitute Tom W. Olofson, or Elizabeth M. Braham, in the order named, our true and lawful attorney-in-fact with full power to each, to sign for us and in our names in the capacities indicated below, this Registration Statement and any and all subsequent amendments to this Registration Statement, and generally to do all things in our names and on our behalf in our capacities as officers and directors to enable EPIQ Systems, Inc. to comply with all requirements of the Securities and Exchange Commission.

        In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Name & Title	Date

/s/ TOM W. OLOFSON	Tom W. Olofson Chairman, Chief Executive Officer and Director (Principal Executive Officer)	September 16, 2004
/s/ CHRISTOPHER E. OLOFSON	Christopher E. Olofson President, Chief Operating Officer and Director	September 16, 2004
/s/ ELIZABETH M. BRAHAM	Elizabeth M. Braham Vice President and Chief Financial Officer (Principal Financial Officer)	September 16, 2004
/s/ DOUGLAS W. FLEMING	Douglas W. Fleming Director of Finance, Chief Accounting Officer (Principal Accounting Officer)	September 16, 2004
/s/ W. BRYAN SATTERLEE	W. Bryan Satterlee, Director	September 16, 2004
/s/ EDWARD M. CONNOLLY, JR.	Edward M. Connolly, Jr., Director	September 16, 2004
/s/ JAMES A. BYRNES	James A. Byrnes, Director	September 16, 2004
/s/ JOEL PELOFSKY	Joel Pelofsky, Director	September 16, 2004

EXHIBIT INDEX

Exhibit No.	Description
4.1	Restated Articles of Incorporation.(1)
4.2	Certificate of Amendment to Articles of Incorporation dated June 2, 2004.(2)
4.3	By-Laws, as amended to date.(3)
5.1	Opinion of Gilmore & Bell, P.C.*
23.1	Consent of Gilmore & Bell, P.C. included in Exhibit 5.1.
23.2	Consent of Deloitte & Touche LLP, an independent registered public accounting firm.*
23.3	Consent of Moss Adams LLP, Independent Auditors to Poorman-Douglas.*
24.1	Power of Attorney (included on the signature page hereof).
10.1	EPIQ Systems, Inc. 2004 Equity Incentive Plan.(4)
10.2	Stock Option Agreement between Registrant and Jeffrey B. Baker dated as of January 30, 2004.(5)
10.3	Stock Option Agreement between Registrant and Edward J. Nimmo dated as of January 30, 2004.(5)

*
Filed herewith.

(1)
Incorporated by reference and previously filed as an exhibit to the Company's quarterly report on Form 10-Q for the quarter ended June 30, 2001, filed with the SEC on August 9, 2001.

(2)
Incorporated by reference and previously filed as an exhibit to the Company's Registration Statement on Form S-3, Registration No. 333-116992, filed with the SEC on June 30, 2004.

(3)
Incorporated by reference and previously filed as an exhibit to the Company's quarterly report on Form 10-Q for the quarter ended March 31, 2001 filed with the SEC on May 11, 2001.

(4)
Incorporated by reference and previously filed as an exhibit to the Company's preliminary proxy statement on Schedule 14A, filed with the SEC on April 6, 2004.

(5)
Incorporated by reference and previously filed as an exhibit to the Company's current report on Form 8-K, filed with the SEC on February 13, 2004.

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EXPLANATORY NOTES
Part II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
  Item 3. Incorporation of Documents by Reference.
  Item 6. Indemnification of Directors and Officers
  Item 8. Exhibits
  Item 9. Undertakings
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX